Exhibit 99.2

FISCAL 2014 FOURTH-QUARTER CONFERENCE CALL TRANSCRIPT

AUGUST 25, 2014 / 05:00 PM EST

On August 25, 2014, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2014 fourth quarter, ended June 30, 2014. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Jim Storey Premier, Inc. – VP of IR

Susan DeVore Premier, Inc. – President & CEO

Craig McKasson Premier, Inc. – CFO

Mike Alkire Premier, Inc. – COO

Keith Figlioli Premier, Inc. – SVP of Healthcare Informatics

CONFERENCE CALL PARTICIPANTS

Lisa Gill JPMorgan – Analyst

Jamie Stockton Wells Fargo Securities – Analyst

Ryan Daniels William Blair & Company – Analyst

Sandy Draper SunTrust Robinson Humphrey – Analyst

Garen Sarafian Citi Investment Research – Analyst

Sean Dodge Jefferies & Co. – Analyst

Mohan Naidu Stephens Inc. – Analyst

PRESENTATION

Operator

Good afternoon. And welcome to Premier Inc.’s fiscal 2014 fourth-quarter and full-year earnings conference call. As a reminder, this conference call is being recorded. The call will be archived and available via webcast on the Company’s website in the section entitled Investors. For those participants who are joining us via webcast, please disable your popup blockers to ensure optimal viewing.

(Operator Instructions)

It is now my pleasure to turn the call over to the Company’s Vice President of Investor Relations, Jim Storey.

Jim Storey - Premier, Inc. - VP of IR

Thank you, Nakoa. And welcome everyone to Premier Inc.’s fiscal 2014 fourth-quarter conference call. Our speakers today are Susan DeVore, President and Chief Executive Officer, and Craig McKasson, Chief Financial Officer. With us also today is Mike Alkire, our Chief Operating Officer, as well as other executives from our management team. Susan and Craig will review the fourth quarter and full year’s performance, introducing financial guidance for fiscal 2015, and provide an update on the member owners’ Class B exchange process scheduled for October.

Before we get started, I want to remind everyone that copies of our press release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com. I also want to remind everyone that management’s remarks today contain certain forward-looking statements, and that actual results could differ materially from those projected today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, and we encourage you to review these detailed Safe Harbor and risk factor disclosures.

PREMIER, INC.

Fiscal 2014 Fourth-Quarter Conference Call Transcript

Please also note that where appropriate we will refer to non-GAAP financial measures such as adjusted EBITDA, segment-adjusted EBITDA, and adjusted fully distributed net income to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release. Now let me turn the call over to Susan DeVore.

Susan DeVore - Premier, Inc. - President & CEO

Thanks Jim, and welcome everyone to our conference call. I’m happy to be here today with my colleagues to discuss our fiscal 2014 results and provide a comprehensive look into fiscal 2015. We’ve closed out what we believe was an extraordinary fiscal 2014 with a strong fourth quarter, marked by 4% net administrative fee revenue growth and 57% product revenue growth in our Supply Chain Services segment, combined with 15% revenue growth and 36% adjusted EBITDA growth in our Performance Services segment. More fundamentally, it has been an incredible year - incredible to witness the strides that this organization has made over the past year as we help our healthcare systems across the country truly transform the way they deliver care, the way they get paid and the better outcomes that they generate for the communities that they serve.

Looking at our full-year financial performance, we delivered strong results. On a pro forma basis, net revenue of $869 million increased 14% from the prior year, driven by a 14% rise in Supply Chain Services revenue and a 13% increase in Performance Services. Adjusted EBITDA of $351 million climbed 12% from the prior year, fueled by a 31% increase in Performance Services and a 9% rise in Supply Chain Services. And adjusted fully distributed net income totaled nearly $189 million, or $1.30 a share, a 9% increase from the prior year. We also generated cash flow from operations of more than $368 million, and we ended the year with available cash exceeding $540 million. And we substantially expanded our credit facility in the fourth quarter, which should provide increased financial flexibility as we continue to execute a focused and diligent acquisition strategy in the years ahead.

Speaking of acquisitions, we began putting some of our cash to work during the fiscal year, acquiring three strategically important companies and announcing two more just this month. We expect that these acquisitions will further embed Premier into our members’ performance improvement processes that are needed to transform themselves and allow them to thrive in the new healthcare delivery models. Finally, we continued to expand our footprint in both Supply Chain and Performance Services through integrated offerings that address the ongoing cost, quality, safety, and population health management challenges facing our members. In short, we accomplished what we set out to do.

The reason we’re growing and performing so well, and the reason I’m so optimistic about our future, is that we are working from the inside in a highly differentiated business model, and we believe that’s a sustained and winning position. We have a vast footprint of providers representing more than 3,000 hospitals and approximately 110,000 non-acute facilities. More than 60% of the US community hospital market has a relationship with Premier, and there’s opportunity to further expand these relationships and to create new ones.

Working from the inside also provides Premier with a unique perspective on the many challenges that are confronting provider systems today. Many of our systems are asking themselves, how do I survive today’s evaporating fee-for-service world while at the same time investing in and developing tomorrow’s care models, all while optimizing this transition period that we have along the way?

So lots of challenges confronting healthcare systems today. Reimbursement for both Medicare and Medicaid is on the decline and increasingly at risk. Cost management is an immediate imperative, and the industry is racing to consolidate for scale and efficiencies. Competition among technology and service providers is fierce. It’s noisy. It’s inflated with big promises around untested solutions, particularly in the spaces of data analytics and population health management.

PREMIER, INC.

Fiscal 2014 Fourth-Quarter Conference Call Transcript

Health systems are rapidly running out of time to justify the significant investments that they’ve made in technology. They need the data to deliver actionable intelligence, and they need it now, not later. And they need integrated data for population health management to assess and manage their risk, to clinically integrate their provider networks, to preempt and manage chronic and complex conditions, and to quickly adapt to an advancing retail environment with a very different consumer than yesterday’s. We work on the inside to help healthcare systems address these daunting challenges.

First, we’re fundamentally changing the game in the supply chain. It’s one of healthcare’s largest cost drivers. By addressing challenges including inefficient work flow and fragmented technologies, we believe we are uncovering unprecedented savings and value for our members, and we’re leading a much needed disruption in this industry. As a result, we’re winning new members. We’re experiencing increased contract penetration of existing members on both the acute and the alternate site sides of our business.

We are tackling every element of the 20% to 30% of health systems’ costs that the supply chain arena represents, including everything from commodities to the highest cost and most elusive spend areas. These include physician preference, capital equipment, and specialty pharmacy. We’re doing this through our robust GPO contract portfolio, our specialty pharmacy, our analytic technology solutions, our direct sourcing company, and our recent acquisitions, SYMMEDRx and MEMdata.

We acquired SYMMEDRx earlier in fiscal year 2014 and have experienced three-fold growth in the use of this product since acquisition. Why? Well, it’s because we’re helping our members manage and standardize the notoriously high cost and difficult-to-manage area of physician preference. Our approach helps them identify the truly differentiated product from the commodity. And that enables us to drive down cost for the commodity-like products while providing advisory services, focused on appropriate utilization and procedural standardization, for the more advanced and differentiated products.

It’s worth noting that today SYMMEDRx has 58 members and 156 disease state engagements under contract, generating approximately $68 million in total cost savings. Put another way, SYMMEDRx is helping our members achieve double-digit cost savings on physician preference items, solely by focusing on pricing parity. And we believe the savings potential expands even further as we move into standardization.

We acquired MEMdata in April 2014 specifically to address the high cost area of capital equipment planning, sourcing, and analytics. The business already is generating broad interest from our member channel. We’ve added six member systems in the last two months, and we have a large sales pipeline.

As you are aware from our prior earnings calls, we generated significant growth in two other areas of diversification within the supply chain, direct sourcing and specialty pharmacy. Revenue from this part of our business grew by 47% in fiscal 2014, exceeding our expectations. So you can see we are systematically building full capabilities across the entire supply chain to integrate the pieces and attack every opportunity for savings for our customer base.

With that further diversification in mind today we announced our agreement to acquire Aperek, formerly Mediclick, a SaaS-based supply chain workflow and analytics company, for $48.5 million in cash. Aperek is a provider of leading healthcare supply chain solutions, and will be instrumental in helping us further automate all of the supply chain management processes. It’s a critical element to our longer term, all-in technology, data analytics, and services model. This is a buy versus a build decision for us. It will get us where we need to go more quickly and cost efficiently.

Turning now to the other comprehensive information technology capabilities that support our business, we are driving to become the data and analytics backbone for our members and for the wider healthcare industry. We’re doing this with technology, with data, with wraparound services required to improve cost, quality, and safety today while building the analytic infrastructure for population health management over the long term. Our progress over the past year can be measured across several examples of our expanding services and capabilities.

First, our core applications across the PremierConnect platform are growing. When you include our recently announced acquisition of TheraDoc, you can see on this accompanying slide that our safety, quality, labor, and supply chain solutions each are or soon will be in approximately 1,000 or more healthcare facilities. And the growth is continuing.

PREMIER, INC.

Fiscal 2014 Fourth-Quarter Conference Call Transcript

Second, we are accelerating and enhancing our offerings through acquisitions. I’ve already discussed Aperek, SYMMEDRx, and MEMdata. In early August we agreed to acquire TheraDoc, a market-leading provider of clinical surveillance software. This acquisition increases our scale and access across healthcare providers, and brings together two leading companies with similar visions and strong capabilities in data analytics and real-time electronic clinical surveillance. Looking forward our pipeline of potential acquisitions remains active, and we have a dedicated team continuing to evaluate a number of opportunities in growth areas that we’ve identified.

Third, in our population health programs we’ve blossomed from a learning collaborative encompassing a few dozen health systems just a few years ago to a growing collection of integrated population health and analytics offerings. We’ve developed organic applications, as well as partnered with both Phytel and Verisk Health in this arena. And our capabilities today include claims analytics and risk stratification, patient outreach and care coordination, as well as bundled payment modeling and analysis, and the development of clinically integrated networks. Over the past fiscal year alone, we’ve developed over 130 population health agreements, representing a 65% increase in revenue across analytics and services. And the number of facilities represented across these agreements has increased to approximately 500, which is about a 25% increase from a year ago.

Fourth, our Medicare breakeven program continues to generate cost savings for our members and revenue for Premier. As our performance improvement specialists collaborate with our members to root out unjustified variation in areas like pricing, care delivery, resource consumption, clinical practice, all designed so that our members can survive and thrive in a declining Medicare reimbursement environment. In fiscal 2014 we engaged in 19 Medicare breakeven projects encompassing more than $220 million in targeted cost savings.

Lastly, in February we launched PremierConnect Enterprise, our cloud-based data warehouse and business intelligence platform. PremierConnect Enterprise is fully managed by Premier, enabling health systems to save millions of dollars by sharing the cost of building what otherwise would be individual data warehouses and enterprise data management capabilities. It supports the work being done by our members through a multifaceted platform that combines data warehousing with the ability to acquire, standardize, transform, and integrate big data, produce actionable analytics, and generate predictive insights. The warehouse manages data from multiple health information systems and data across the care continuum. We believe it is uniquely differentiated in that it is vendor and payer agnostic, and provides hard-to-find expertise in data management capabilities through the extension of Premier’s services. For Premier and for our members, PremierConnect Enterprise represents the ultimate all-in integrated solution, targeting the total cost challenge across the health system. It combines and customizes all of our Supply Chain and Performance Services capabilities into one comprehensive solution.

During the fourth quarter, three major health systems, all long-time members of the Premier alliance, further expanded their relationships with us by deploying PremierConnect Enterprise. University Hospitals, a $2.3 billion health system in Cleveland, Ohio, is a national leader in accountable care, operating one of the largest accountable care organizations in the country and a unique pediatric accountable care organization. Bon Secours, a $3.4 billion large IDN headquartered in Marriottsville, Maryland, plans to use PremierConnect Enterprise to access, integrate, and interpret its clinical, financial, and operational data to produce actionable, predictive, and prescriptive analytics. And Bay State Health, a $1.7 billion health system in Springfield, Massachusetts, expanded to a second PremierConnect Enterprise solution to support its new health informatics and technology innovation center.

Including our fourth quarter 2014 additions, our PremierConnect Enterprise collaborative now consists of nine of the nation’s leading healthcare organizations, as well as Premier and its industry partners IBM and the University of North Carolina at Charlotte. The other provider members are Bay State Health, Carilion Clinic, Carolina’s Healthcare System, Fairview Health Services, Mercy Health, and Texas Health Resources. These health organizations have a proven track record of redesigning care delivery so it’s more cost effective, patient-centered, and aligned with the transition to value-based care models including accountable care organizations. And we believe our PremierConnect Enterprise relationships with these health systems will continue to grow as their analytic needs expand. So I’m thrilled with the strides we made in fiscal 2014. And I’m confident we will drive more value for members and growth for this enterprise and its investors in fiscal 2015.

When I look back on the year and forward to the future, I see a company that is at the very heart of an industry transformation. I see a company mining massive amounts of seemingly disparate data and turning that data into actionable, innovative solutions for the rapidly evolving needs of its members. And I see a company that’s doing all of this from the inside, with a highly differentiated model that is delivering on these promises of growth, opportunity, and transformation. So with that, I’ll now turn the call over to Craig McKasson, our Chief Financial Officer.

PREMIER, INC.

Fiscal 2014 Fourth-Quarter Conference Call Transcript

Craig McKasson - Premier, Inc. - CFO

Thank you, Susan. And welcome everyone to our conference call. I have a lot to cover, but before starting I want to reiterate Susan’s comments that we are extremely pleased with our results for the fourth quarter and fiscal year, and we believe we are extremely well positioned as we move into fiscal 2015. The breadth and diversity of our capabilities and offerings helped us achieve double-digit revenue and adjusted EBITDA growth for both the fourth quarter and the full fiscal year. We also generated significant cash flow, and we finished the year with a 40% consolidated pro forma adjusted EBITDA margin.

During this discussion, I will be comparing current fiscal fourth quarter results with last year’s results on a pro forma basis. The reconciliations with GAAP results are available in the press release we issued today, in the appendix of the supplemental slides accompanying this presentation, and in our Form 8-K filing with the SEC, which we expect to file soon.

Consolidated net revenues for the fourth quarter of $235.5 million increased 17% from a year ago. These results are comprised of $172.8 million contribution from our Supply Chain Services business segment, up 18% year over year, and $62.6 million from Performance Services, up 15% over the prior year. Looking at Supply Chain Services, our core GPO business delivered better than expected revenue growth in the fourth quarter, with net administrative fee revenue up 4%, driven by acute care and alternate site utilization and penetration improvement, as well as ongoing conversion of new members. Together, our direct sourcing and specialty pharmacy product businesses produced 57% top line growth in the quarter from a year ago.

In our Performance Services business we continued to experience double-digit revenue growth during the fourth quarter, due to new informatics SaaS technology subscription sales, including PremierConnect Enterprise, as well as increases in advisory services and performance improvement collaborative revenues, particularly in the population health arena. We continued to expand the use of our informatics products in our member base, and saw strong growth in advisory services in the quarter as our members continued to utilize our expertise in identifying and driving quality improvement and cost reduction in their systems. Additionally, as Susan noted, three major health organizations signed on for our PremierConnect Enterprise cloud-based data warehouse and business Intelligence platform during the fourth quarter. PremierConnect Enterprise is among our largest and most comprehensive analytics and service offerings, driving tremendous value for our members, with revenues from these engagements able to generate approximately $1 million per system when fully operational.

Looking again at consolidated revenue, GPO net administrative fee revenue for the fourth quarter represented 47% of total consolidated net revenue compared to 53% in the prior year quarter, and is now 49% of total net revenue for fiscal 2014 compared to 54% in the prior year. This is the intentional result of our Supply Chain Services diversification strategy as well as continued strong double-digit growth in Performance Services.

Adjusted EBITDA of $93.2 million for the quarter represents a 19% increase from year-ago pro forma numbers, with Supply Chain Services adjusted EBITDA increasing 15% and Performance Service adjusted EBITDA up 36%. As noted on our previous calls, our fourth quarter performance reflects stronger growth than prior quarters due to the anticipated back-end weighting in fiscal 2014, resulting partly from additional expenses incurred in the fourth quarter of the previous year.

Looking at bottom line performance, non-GAAP pro forma adjusted fully distributed net income totaled $49.9 million for the quarter, or $0.34 per fully diluted share, compared with $42.2 million, or $0.29 a share last year. That’s an 18% increase from a year ago. As I discussed on prior calls, because of our corporate structure and Class B share exchange process, we guide to adjusted fully distributed net income. This measure calculates income taxes at 40% on pretax income, assuming the entire Company is a taxable C-Corporation, and further assumes that all of the Company’s Class A and Class B common shares are held by the public and therefore included in the share count determination.

PREMIER, INC.

Fiscal 2014 Fourth-Quarter Conference Call Transcript

From a liquidity and balance sheet perspective, cash flow from operations for fiscal 2014 totaled $368.1 million. And as of June 30, 2014, our cash, cash equivalents, and short- and long-term marketable securities totaled approximately $540.4 million, with no amount outstanding on our new five-year, $750 million revolving credit facility which we put in place near the end of our fiscal year. Capital expenditures of $55.7 million for the year compare with $42.4 million for the prior year, and were in line with our annual capital expenditure estimate. The increase in CapEx is mostly due to capitalized internally developed software, resulting from research and development activities to improve and expand our SaaS-based informatics technology products, including the launch of PremierConnect Enterprise, our data warehouse and business analytics offering launched earlier this year.

As we turn to guidance, we are introducing fiscal 2015 full-year guidance that reflects current expectations of revenue, adjusted EBITDA, and adjusted fully distributed earnings per share growth. Our guidance depends on certain key assumptions in each segment, as I will discuss. As you can see, this guidance contemplates the potential for continued double-digit percentage gains in consolidated net revenue and adjusted EBITDA.

Our fiscal 2015 full-year guidance is as follows. Supply Chain Services segment revenue of $688 million to $707 million, reflecting growth of 8% to 11% from prior-year pro forma segment revenue. Performance Services segment revenue of $281 million to $288 million, reflecting growth of 21% to 24% from the prior year. Together, these produce consolidated net revenue of $969 million to $995 million, representing a gain of 11% to 14% from pro forma net revenue for the prior year. We expect non-GAAP adjusted EBITDA to be in the range of $379 million to $390 million, reflecting an 8% to 11% year-over-year increase from prior year, and non-GAAP adjusted fully distributed earnings per share is estimated at $1.39 to $1.44, up 7% to 11% from prior year pro forma results.

This guidance is based on key assumptions and expectations as follows. In Supply Chain Services, our guidance anticipates continued low- to mid-single digit percentage growth in administrative fee revenues, driven by new member growth, increased penetration of existing members’ acute and non-acute supply chain spend, as well as the benefit of the ramp-up of new member conversions over the past 12 to 18 months that we have previously discussed, as well as the continuation of our high GPO retention rates. Our guidance also assumes strong 15% to 20% revenue growth in our direct sourcing and specialty pharmacy businesses, which is in line with our anticipated longer-term growth expectations for these start-up businesses, following the ramp-up and significant percentage growth that occurred in fiscal 2014.

In the Performance Services segment, the double-digit revenue guidance range assumes strong revenue growth driven by integrated offerings of the Company’s SaaS informatics technology products, including PremierConnect Enterprise, growth in advisory services and performance improvement collaboratives, and the continuation of our high SaaS institutional renewal rate, as well as contributions from our acquisitions.

Our Performance Services revenue guidance includes approximately $20 million in anticipated fiscal 2015 GAAP revenue contribution from the acquisitions of TheraDoc and Aperek, which we expect to close in the current quarter. This amount reflects the impact of deferred revenue adjustments in purchase accounting. GAAP rules related to the purchase of technology companies do not allow us to carry forward deferred revenue, and ultimately recognize revenue that was deferred by these companies prior to their acquisition, if significant future performance obligations are not required. We do not plan to disclose an adjusted revenue performance metric. Excluding contributions from these two acquisitions, our Performance Services segment continues to grow at double-digit levels as we have previously indicated in the Company’s growth expectations. Our guidance does not include contributions from any significant future acquisitions that may occur during fiscal 2015.

In developing our guidance, we also factored in that approximately $898 million in estimated revenue is available under contract for fiscal 2015. This represents more than 90% of our revenue guidance range, and is based on our high GPO retention and SaaS institutional renewal rates of 99% and 94%, respectively, achieved in fiscal 2014. The three-year average for our GPO retention rate is 97% and our three-year average SaaS institutional renewal rate is 94%. We do plan to continue to share these performance metrics with you on an annual basis moving forward. Finally, our guidance contemplates capital expenditures of approximately $63 million for the year, which represents 6% to 7% of total net revenue, an adjusted EBITDA margin approximating 40% of net revenue, and free cash flow in the range of 30% to 40% of adjusted EBITDA. As mentioned earlier, our adjusted fully distributed net income calculation reflects an effective tax rate of 40%.

PREMIER, INC.

Fiscal 2014 Fourth-Quarter Conference Call Transcript

While we do only provide annual financial guidance, I want to offer some additional color regarding the trend of performance expectations during the year. First, while our business does not generally experience significant seasonality, we do have some modest historical variability in quarterly GPO administrative fee revenues. We expect to generate first-quarter administrative fee growth on a year-over-year basis, but our first quarter administrative fee revenue tends to be lower sequentially than the fourth quarter each year, due to the timing lag of cash correlated with seasonal purchasing activity patterns by our members.

Additionally, this year we have expenses being incurred in the first quarter associated with operating as a public company that did not exist in last year’s first quarter, which was prior to our IPO. Together, we expect these two factors to produce first-quarter adjusted EBITDA percentage growth at a mid-single digit level, but we expect profitability to return to higher levels for the balance of the fiscal year, enabling us to deliver the full-year adjusted EBITDA growth reflected in our guidance.

I would like to conclude my prepared remarks with a brief update on our upcoming exchange process. As we have discussed with the investor community, our Company is currently owned approximately 22% by the public and 78% by our member health systems. As part of our reorganization and IPO, our member health systems will become eligible to exchange 1/7 of their Class B equity ownership into Class A common shares or cash on October 31 of each of the next seven years, with quarterly exchange dates occurring each October 31, January 31, April 30, and July 31. The exchange process includes a right of first refusal, in which other health system member owners or Premier have an ability to purchase the Class B equity ownership prior to exchange into Class A common stock or cash. Following the right of first refusal process, the exchange will occur, and depending on the number of shares being exchanged, the Company may facilitate an underwritten Company-directed offering on behalf of its member owners.

For October 31, 2014, the exchange process has been initiated, but is still in the early phase. We can state that approximately 70 of our 180 member health systems have preliminarily indicated a potential amount of 6.7 million shares for exchange. Please note that these shares are subject to the right of first refusal process and the ability for members to retract their initial election prior to the exchange date. So while we do not know for certain the final number of shares that will come to market in October, we do know that there will be additional liquidity and float in our stock following the October 31 date.

Furthermore, if the number of shares being exchanged remains above approximately 5 million after the right of first refusal and retraction process, we are required to facilitate the sale of these health system member shares through an underwritten Company-directed offering. However, we will not be in a position to indicate the exact number of shares to be exchanged until early October. While the outcome of the exchange will create additional liquidity in the market, we believe the level of potential exchange also demonstrates the collective commitment of our member health systems to the long-term strategy of Premier. With that, let me turn the call back over to Susan.

Susan DeVore - Premier, Inc. - President & CEO

Thanks so much, Craig. Operator, we’re now ready to open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Lisa Gill with JPMorgan Securities.

PREMIER, INC.

Fiscal 2014 Fourth-Quarter Conference Call Transcript

Lisa Gill - JPMorgan - Analyst

Thanks very much, and good afternoon, everyone. I thought I would just first start with the outsized performance from direct sourcing and specialty in the quarter. Can you maybe talk about what you’re seeing there? Is it a specific drug, for example, like a Solvadi, that’s really driving that? Or are you starting to see your member hospitals buy into your specialty offering in the marketplace? How do we think about that?

Mike Alkire - Premier, Inc. - COO

This is Mike Alkire. In general, Lisa, it’s really the penetration into our market. So, we’ve seen a lot of uptake with our healthcare systems taking advantage of the program itself. But it’s not necessarily directly related to one drug or one product. And the direct sourcing — we’ve had a lot of growth, not only in the acute setting, but we’re also beginning to see some nice growth in the non-acute setting as well.

Lisa Gill - JPMorgan - Analyst

And then, Craig, thank you for the color around the revenue side of some of the acquisitions. But can you help us understand the drivers of the upper and lower end of your guidance for 2015? And is there any contribution in the EBITDA line from these acquisitions?

Craig McKasson - Premier, Inc. - CFO

Sure. So, relative to the range of guidance, what I would share from a perspective of lower and upper range is, obviously to the extent that we do see increasing and improved utilization, which drives GPO participation, that could move us to the higher end of the range. If we saw a stall in utilization, that could actually keep us in the lower end of that range.

We also continue to monitor and think that the impacts of industry consolidation could impact our range, in terms of, if we’re the benefit of some of that consolidation, it could drive higher levels of performance in terms of hitting on the upper end of that. I think that the integration and success of the businesses and acquisitions that we’ve done will help us drive to the upper end of the performance range as well. And then the population, and as other IT markets continue to grow and expand, that gives us opportunities on the upside.

Relative to the acquisitions, there are nominal EBITDA contributions from those businesses in the early phase, as we migrate and work them into our overall Business, but we do expect good accretion in future years as we integrate them into our PremierConnect platform, and all the associated offerings and capabilities that go along with that.

Lisa Gill - JPMorgan - Analyst

Craig, could you remind us what your base case is for utilization for 2015?

Susan DeVore - Premier, Inc. - President & CEO

Our base case for utilization — so, what we’re seeing in terms of hospital utilization, Lisa, is that what you’re asking?

Lisa Gill - JPMorgan - Analyst

Yes. I’m just trying to figure: Is your base case that you expect utilization to be low-single digits? Is it that you expect utilization to be flat — nothing? I’m just trying to get an understanding of where the base is.

PREMIER, INC.

Fiscal 2014 Fourth-Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President & CEO

On the administrative fee side, we’re projecting low- to mid-single-digit growth in the administrative fees, mostly tied to both acute and alternate site growth.

Craig McKasson - Premier, Inc. - CFO

Yes, and on utilization, Lisa, what we’re continuing to see is obviously more tepid growth in the inpatient setting, but expanding growth and utilization in the outpatient and alternate site locations.

Lisa Gill - JPMorgan - Analyst

Great. Thanks for all the comments. I appreciate it.

Susan DeVore - Premier, Inc. - President & CEO

Thanks, Lisa.

Operator

Your next question comes from the line of Jamie Stockton with Wells Fargo Securities.

Jamie Stockton - Wells Fargo Securities - Analyst

Thanks for taking my questions. Craig, maybe just a follow-up on one of Lisa’s, as far as the EBITDA contribution from the acquisitions. You said that you’re not going to make an adjustment to GAAP revenue to reflect the purchase accounting adjustments. Is there going to be an adjustment to EBITDA when you guys look at your adjusted EBITDA number, or your adjusted EPS, essentially the revenue that you’re not capturing? Will we see it added back to the adjusted numbers on the bottom line?

Craig McKasson - Premier, Inc. - CFO

Yes, Jamie. We are expecting, since we do provide an adjusted EBITDA metric, that we will adjust for that deferred revenue adjustment in our information.

Jamie Stockton - Wells Fargo Securities - Analyst

Okay. That’s great.

And then, Susan, maybe if you want to take this one — I don’t know. A couple of these acquisitions recently — the Aperek and the TheraDoc deals — seem to be a little bigger. I know that you guys have talked about — like you mentioned in your prepared remarks with SYMMEDRx that you bought that business and you’ve really leveraged your footprint to grow it significantly. With these bigger companies — is it essentially the same strategy, just maybe off of a little bit bigger base?

Or is there a broader: Hey, we want to build this platform for hospitals, and this was an important piece that we needed to get, and yes, it’s already got decent utilization, but it was still important for us to bring it into the portfolio?

PREMIER, INC.

Fiscal 2014 Fourth-Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President & CEO

Right. Because we did five, Jamie, some of them were — all of them were very strategically important. We do have the same philosophy, which is what we are trying to do is integrate these pieces, and they’re not standalone, if you will. And so for each one, there’s a part of the overall vision that we’re putting together.

So, when we did SYMMEDRx, it was because a big challenge for health systems exists in physician preference; likewise for MEMdata. When we acquired Aperek, the logic there is underlying infrastructure for supply chain workflow, which is critical to the all-in supply chain technology platform.

When you think about TheraDoc, TheraDoc was a number-one market player in safety. The combination of their capabilities and ours, and the eventual best-in-breed sort of, of both in an integrated way, plus the fact that we got 400 new customers that we do not interact with at all. So, it’s an integration strategy; it’s a growth strategy. And Meddius was more of an internally strategically important acquisition that allowed us to have a data acquisition engine for this data that we want to exist on this consolidated integrated platform.

So, I know that was a — lots of answers to the question, but it’s all in keeping with this overall strategy of integrated data on a platform; solving all of the cost, quality, safety, and population health needs of our membership. But they do it in different ways.

Jamie Stockton - Wells Fargo Securities - Analyst

With the Aperek deal and the TheraDoc deal, given that those do have — I guess, maybe more TheraDoc — a decent revenue base from the start, is it accurate to say that there’s still the majority of the market that is a greenfield opportunity for what those businesses are selling today?

Susan DeVore - Premier, Inc. - President & CEO

Yes. So, we think, I think it’s maybe almost 50% of the market that’s still not fully penetrated in safety applications. And we think a large part of the market is not connecting all of this supply chain, labor, quality, safety. And so, you’ll see us, I think, continue to acquire specific capabilities and also infrastructure connectivity capabilities.

Jamie Stockton - Wells Fargo Securities - Analyst

Okay. That’s great. Thank you.

Susan DeVore - Premier, Inc. - President & CEO

Thanks, Jamie.

Operator

Your next question is from the line of Ryan Daniels with William Blair & Company.

PREMIER, INC.

Fiscal 2014 Fourth-Quarter Conference Call Transcript

Ryan Daniels - William Blair & Company - Analyst

Thanks for taking my questions. Craig, maybe I’ll start with one for you. In your prepared comments, you talked a little bit about PremierConnect, and the fact that that can drive up to $1 million in annual sales, once fully deployed. Can you talk a little bit, number one, about how long that can take to reach that fully deployed level? And then number two, what some of the variables might be through the year to get your clients there?

Craig McKasson - Premier, Inc. - CFO

Sure, Ryan. So, relative to — and this is for PremierConnect Enterprise, which is our enterprise data warehouse and business analytics platform. We typically have an implementation period of approximately 60 to 90 days before we’re recognizing revenue from that. It can depend based on the number of facilities across the system that they’re implementing, but that’s typically the implementation time period that we see. In terms of variables, the only thing I would say is obviously member readiness to participate and actually expand that across the footprint that they’re trying to do in order to enable the analytics capabilities.

Keith Figlioli is with us here today. So, Keith, I don’t know if there’s any additional color you would provide.

Keith Figlioli - Premier, Inc. - SVP of Healthcare Informatics

No, I think that suffices. I think the other side of this is also potential upside for us as well, where we can add value-added modules as members start taking a hold of that across their operations.

Ryan Daniels - William Blair & Company - Analyst

Okay, that’s helpful color. Given that that appears to be a nice part of the growth in the segment going into 2015, can you talk a little bit about, one, how the pipeline for the enterprise solution is ramping up? And then, I’m curious if you think that’s something that only your bigger customers, which are some of the marquee clients you signed already, are interested in? Or are you seeing the pipeline percolate with some of your smaller members as well?

Keith Figlioli - Premier, Inc. - SVP of Healthcare Informatics

It’s Keith again. I think it’s actually — what we’re seeing is up and down the market. So, we’re seeing some of the earlier ones that we’re announcing, sort of to your point, some of the larger members. But we’re also seeing a growing need sort of at the mid-market, and even some of our smaller members, because they don’t have the ability to go, one, recruit that level of expertise, let alone take on that kind of infrastructure build. So, we do see this as a nice play sort of up and down the markets.

Ryan Daniels - William Blair & Company - Analyst

Okay. That’s helpful.

And then, Craig, when you talked about the potential share exchange, I think you mentioned that 70 of 180 members have, at least initially, expressed some interest in offering shares. Is that just the 70 of 180 you’ve canvassed, or does that mean there’s 90 that have not expressed interest in doing that?

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Fiscal 2014 Fourth-Quarter Conference Call Transcript

Craig McKasson - Premier, Inc. - CFO

Great question, Ryan. So, we canvassed all members, and all of our 180 needed to provide a response. Approximately 70 indicated an initial election to exchange. By virtue of that, 110 decided they did not want to exchange any shares as part of this October 31 exchange date.

Ryan Daniels - William Blair & Company - Analyst

Okay, perfect. And then, I guess last question for you — just a numbers one. I don’t know if you have this, but do you have the year-end customer counts? You provided it in some past quarters, and I guess I’m most interested in the supply chain members that have not yet purchased a Performance Services solution to see the potential cross-sell opportunity. Any chance we can get that?

Susan DeVore - Premier, Inc. - President & CEO

Ryan, we showed the number of applications in each of the buckets: safety, labor, clinical quality. And so, we are refining now the calculation of cross-selling because with TheraDoc and with Aperek, we have picked up a substantial number of new members who had not previously interacted with Premier. And so, that sort of changes the whole game. And at the same time, because that metric didn’t reflect upselling — it only reflected cross-selling — we’re continuing to think we need to come up with a new way of measuring that. It did grow from 34% to 36% in the old metric, and remember that was just measuring if somebody bought one thing on both sides of the equation.

Ryan Daniels - William Blair & Company - Analyst

Okay. That’s helpful. Thank you so much.

Operator

Your next question comes from the line of Sandy Draper with SunTrust Robinson Humphrey.

Sandy Draper - SunTrust Robinson Humphrey - Analyst

Thank you very much. Hopefully you can hear me. I’m in an airport on a cell phone. So, there may be some background noise.

The first question, I guess, is maybe a little bit of a follow-up to Lisa’s question. There’s been some chatter out in the market, as one of your primary competitors on the public GPO side had a lower growth in the net admin fees. You guys obviously had a little bit better result. It seems to me a lot of this may be due to, as you’re bringing on new members, and again, high customer retention, I can’t imagine your underlying utilization numbers are different. But I wondered if you had any comment, not on the competitor, but just on that mix of retention versus bringing people on versus underlying utilization to help frame that; that would be my first question, thanks.

Susan DeVore - Premier, Inc. - President & CEO

Sandy, we had 99% retention. We added new members. We converted and ramped up the new members that we added over the last 12 months or so. And we saw the ups and downs of utilization.

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Fiscal 2014 Fourth-Quarter Conference Call Transcript

We do think that the Affordable Care Act and the economy in general is continuing to drive some additional outpatient and ambulatory utilization. But from our perspective, we were sort of hitting on all cylinders, meaning, high retention, good growth, good conversion, good penetration of the portfolio. So, that’s how we would explain our fourth-quarter and year-end results from an admin fee perspective.

Sandy Draper - SunTrust Robinson Humphrey - Analyst

Okay. That’s really helpful. I appreciate that commentary.

Maybe a follow-up to that: When you think about the higher levels of compliance, I would imagine there’s some deviation, but when you see people now getting more compliant with the GPO, are there any consistent areas hospitals are doing, or is it really very hospital to hospital, someone hasn’t been doing product X well, and so they’re focusing on it? Are there targeted areas that we can really look at and say: Hey, for the next two or three years, these are serious targeted areas of increased compliance? Thanks.

Susan DeVore - Premier, Inc. - President & CEO

So, Mike, why don’t you give some color on that?

Mike Alkire - Premier, Inc. - COO

Just very quickly, Sandy, for the most part, we’re seeing a lot of the higher compliance in the non-traditional areas. So, these would be areas like facilities, IT, purchased services, and then the alternate sites. So, we’ve seen very, very nice expansion in those areas. We still have very, very strong penetration and growth within our food program, as well as our other med/surgery areas. But if I could just point to one area, it would be in the non-traditional areas.

Susan DeVore - Premier, Inc. - President & CEO

Sandy, what we are attempting to do, and I think successfully doing with the SYMMEDRx addition, and also the MEMdata addition, not only are they driving savings in analytics for our members, but they’re also helping us penetrate those portfolios in a different way now.

Sandy Draper - SunTrust Robinson Humphrey - Analyst

Great. Okay. Thanks so much. I appreciate it, and congratulations on the quarter. And also thanks, Craig, for all the details in the guidance. That was all very helpful.

Susan DeVore - Premier, Inc. - President & CEO

Thanks, Sandy.

Operator

Your next question comes from the line of Garen Sarafian with Citi Investment Research.

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Fiscal 2014 Fourth-Quarter Conference Call Transcript

Garen Sarafian - Citi Investment Research - Analyst

Good afternoon, everyone. Thanks for taking the questions. First, to tie up a loose end on a prior question, how much of your overall sales is sensitive to utilization?

Susan DeVore - Premier, Inc. - President & CEO

Garen, we don’t measure it that way. Actually, we have so many components to our overall utilization, we think that there — as I said earlier, there’s been an increase in the outpatient piece of utilization over the last several months. Inpatient continues to decline, based on the data that we have. We do think that the 6 million, 7 million folks picked up through the exchanges and through Medicaid expansion are having an effect on utilization.

The challenge the health systems have is that there’s a corresponding reduction in the payment per patient. And so, they are facing labor cost increases and supply chain cost increases that they’re needing help with as well. But it’s a lot of pieces, and we don’t view the utilization piece as the major driver of the performance in our admin fee revenue; it’s just one of many.

Garen Sarafian - Citi Investment Research - Analyst

Okay, fair enough. Focusing on your outlook then, maybe on your supply chain services — a couple months ago at Investor, you guys were stating how, long term, it would be double-digit revenue growth. But the midpoint’s just a little bit below it. Maybe I’m reading too much into it, but could you elaborate a bit as to what you’re seeing in the market today that is a little bit below the long-term trend that you guys have recently discussed? I’m just trying to figure out: Is it something you guys are seeing in utilization, or are you guys just being initially conservative? Just if you could shed a little bit more color.

Craig McKasson - Premier, Inc. - CFO

Thanks, Garen. I don’t think that it changed; our overall outlook for the future in the supply chain services part of our business has changed. I think there’s been a couple of factors that have contributed to it.

We had outpaced expectations for our product revenues in supply chain services this year. And so, as I discussed, the growth rate moving forward is at a little bit more normalized level than we would have seen had that trajectory not exploded quite like it did in fiscal 2014. Our perspective on the GPO side of the business is consistent with what we’ve traditionally stated, which is kind of low- to mid-single-digit growth with a combination of slower acute care growth and faster alternate site or non-acute care setting growth from a GPO perspective.

Susan DeVore - Premier, Inc. - President & CEO

We are targeting double digit, though, for the supply chain services segment, Garen.

Garen Sarafian - Citi Investment Research - Analyst

Okay. And then, lastly, on just overall visibility, which — I’m getting 91% visibility to the midpoint of your overall sales guidance, which seems impressive. But I don’t really have a baseline for it. So, I’m just wondering: Could you share any more on how you have calculated this historically in the past, which gives you enough comfort that this is reasonable, or even maybe conservative as a starting point?

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Fiscal 2014 Fourth-Quarter Conference Call Transcript

Craig McKasson - Premier, Inc. - CFO

The data point I would give you is, if we were to rewind the clock 12 months and be doing this heading into fiscal 2014, we had 90% visibility to our revenue range at that time as well.

Garen Sarafian - Citi Investment Research - Analyst

Okay, that’s useful. All right, great. Thank you very much. Congrats on a nice quarter.

Craig McKasson - Premier, Inc. - CFO

Thanks.

Susan DeVore - Premier, Inc. - President & CEO

Thanks, Garen.

Operator

Your next question comes from the line of Sean Dodge with Jefferies & Company.

Sean Dodge - Jefferies & Co. - Analyst

Good afternoon. Thanks for the question. Craig or Keith, just to make sure I’m clear on the answers you’d given to Ryan’s questions about PremierConnect Enterprise, are those deals that have been signed so far that include PremierConnect Enterprise also typically being patched with several other solutions, so the contribution from Enterprise alone is worth up to $1 million, but the value of the total deal is something larger than that? Am I understanding that correct?

Craig McKasson - Premier, Inc. - CFO

The way to think about it is: you get a base platform fee in terms of sort of out-of-the-box enterprise data warehouse and the cloud, which can be up to near $1 million. And then we actually are building additional value-added modules on top of that.

And then there’s one other opportunity as well, which we can wrap around hard-to-find people to help them make some of the transformation that they need to make, as well as do some of the enterprise data management capabilities. It’s got a multi-pronged facet to not only getting to the $1 million number quoted, but also getting potential upside above and beyond that.

Susan DeVore - Premier, Inc. - President & CEO

Several of them, Sean, are using existing applications. And so, the renewal rates for those applications, and if they’re not using those applications, the ability to fold in applications that we already have, in addition to the modules that Keith talked about.

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Fiscal 2014 Fourth-Quarter Conference Call Transcript

Sean Dodge - Jefferies & Co. - Analyst

So, this is — it’s an important tool in its own right, but the real benefit should be in its driving proliferation of your other modules on top of it over time?

Susan DeVore - Premier, Inc. - President & CEO

It’s both, yes.

Sean Dodge - Jefferies & Co. - Analyst

Okay. And then, Craig, what’s Premier’s interest in, or appetite for, buying back some of the shares that are expected to come to market in October?

Craig McKasson - Premier, Inc. - CFO

It’s a great question, Sean. Actually, at this point in our life cycle, we do not anticipate that we would be buying back shares through this exchange process. Obviously, we will always look at the best use of capital. But given that we just went public less than a year ago, at this point in time, we think the best use is for the shares that go through the exchange process and are not repurchased through the right of first refusal or retracted, actually go to the market and increase the liquidity in the marketplace.

Sean Dodge - Jefferies & Co. - Analyst

Very good. Thanks, again, and congratulations on the quarter.

Susan DeVore - Premier, Inc. - President & CEO

Thank you.

Operator

Your final question comes from the line of Mohan Naidu with Stephens.

Mohan Naidu - Stephens Inc. - Analyst

Thank you very much for taking my questions. Susan, quickly on alternate GPO contracts that you were talking about, how different is a acute care contract versus an alternate GPO contract? Is it material difference to your numbers, or how you contract with the clients?

Susan DeVore - Premier, Inc. - President & CEO

So, the chassis is built, and the contract portfolio is the same with some differences because it’s alternate site versus acute care. The good news is they can use the same contract portfolio.

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Fiscal 2014 Fourth-Quarter Conference Call Transcript

The contracts generally are for smaller, less sophisticated users or clients. And so, the growth here is because it’s a big volume of them. And we have a field force and we’re embedded in these geographies. And we have an interest in — a 50% interest in a company called Innovatix, which is owned jointly by us and Greater New York.

So, we have multiple avenues for going to the market, and it’s definitely a volume game as it relates to alternate site players. We also have announced recently some large sort of national organizations that are alternate site in nature, like Meals on Wheels and some of the others that we’ve announced over the year. But it’s definitely a volume play.

Mohan Naidu - Stephens Inc. - Analyst

Got it. On the population health, you guys are obviously getting a lot of traction. Help us understand who you see as the competition when you go in and try to sell your collaborator or your technology platform there, and how you differentiate your services there?

Susan DeVore - Premier, Inc. - President & CEO

From our perspective, we don’t see a lot of people out there who are putting together all the pieces the way that we’re putting them together. So, what I would say is, we see one-off competitors for pieces, and we see competitors who describe capability, but when you really dig down underneath to see how much data they really have, how much claims they really have and what’s coming through a real platform, it’s less clear. And so, we’re after this space that says connect your quality data, your supply chain data, your labor data, your ambulatory data, your claims data on a platform in a way that other people can’t connect it.

So, we don’t see a lot of competitors who have the real stuff in that way at this time. There are some who are making those investments.

Mohan Naidu - Stephens Inc. - Analyst

Great. One quick question, Craig, for you. On the SG&A, remind us: Is that a one-time event in Q4, that you see high SG&A? I’m not sure if you gave that information.

Craig McKasson - Premier, Inc. - CFO

What we had talked about previously with respect to Q4 was that in the previous year, FY13, we had some higher expenses, which is why we expected to see higher growth that ended up resulting in the current year. Moving into fiscal 2015, from a guidance perspective, I would not tell you there are anomalies from an SG&A perspective in terms of the business.

Mohan Naidu - Stephens Inc. - Analyst

That’s great. Thank you very much for taking my questions. Congrats again.

Susan DeVore - Premier, Inc. - President & CEO

Thank you.

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Fiscal 2014 Fourth-Quarter Conference Call Transcript

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Susan DeVore for closing remarks.

Susan DeVore - Premier, Inc. - President & CEO

So, thanks, everybody, for your continued interest in Premier, and in learning more about our Company and our vision. The healthcare industry is continuing to be dynamic and competitive. We believe we’re in a position to continue to successfully evolve our business as we innovate with our members, leveraging the data, leveraging the technology to move us forward. We’re really excited about our performance over the past fiscal year, and we look forward with optimism and confidence to fiscal 2015.

Just a few final thoughts before we close the call: So, here internally at Premier, we have an expression that everyone uses when we agree on something or we come to consensus in a way that we want to approach a challenge, and we call it stacking hands. And quite simply it means that we’re all in this together. And so, when I look back on fiscal 2014, I can tell you that the roughly 1,600 employees here at Premier stacked their hands on our vision, on the responsibility that we have to execute on the vision to improve the health of communities by transforming the way healthcare is delivered across the US.

I can tell you that our member owners stacked hands on the big decision to take our Company public, creating the structure that enables us to invest in the people and the technologies and the companies that we need to better address the challenges that our members face, not only today but in the future. I can tell you that our management team stacked hands on delivering the results, operationally and financially, for our members, for our employees and for our investors. And the bottom line is that we collectively at Premier have accomplished what we said we would do.

And so, when I look forward into 2015 and beyond, the steps we’ve taken, the hands we’ve stacked, so to speak, it’s brought us to a very good place. And we believe we’re well positioned to deliver on the goals that we’ve shared with you today because we are leading the transformation of healthcare, and we’re doing it from the inside of our member health systems. We’re operating with a highly differentiated business model. It provides multiple integrated solutions through an aligned member channel and numerous revenue drivers for our Company.

We’re stacking hands with our members, collaborating to develop and implement the solutions that we believe will meet and beat the many cost, quality, safety, and population health management challenges facing our industry today. So, our hands are stacked to produce another strong year, characterized by innovation, collaboration, progress, operational and financial growth, and we’re all in it together. So, thanks for listening, and we look forward to talking to you again soon. Bye-bye.

Operator

The conference is concluded. Thank you for attending today’s presentation. You may now disconnect.